Funko, Inc.
2802 Wetmore Avenue
Everett, WA 98201

July 17, 2024

Mike Lunsford
Sent Via Email

Dear Mike:

This letter, entered into on the date first set forth above, sets forth the understanding by and between you and Funko, Inc. (the “Company”), regarding the transition of your role as Interim Chief Executive Officer of the Company to your successor and your continued service with the Company.
1.Advisor.
a.Continued Employment: You will continue to be employed by the Company with the title of Advisor during the period (such period, the “Advisor Period”) from May 20, 2024 through September 30, 2024 (the “Separation Date”). During the Advisor Period, you agree that you will provide such services as may be reasonably requested by the board of directors of the Company (the “Board”), including facilitating the successful transition of your authority, duties and responsibilities to the individual who succeeded you as Chief Executive Officer of the Company and actively managing and advising the IT SOX compliance process and IT function of the Company (the “Transition Services”). During the Advisor Period, you will be subject to the direction of the Company’s Chief Executive Officer and/or the Board. As an employee of the Company, you will continue to be required to comply with all Company policies and procedures. During the period beginning May 20, 2024 and ending on July 12, 2024, you will work full time and will devote substantially all of your business time and attention to the Company. During the period beginning July 13, 2024 and ending on the Separation Date, you will work part time and may work remotely, subject to making yourself reasonably available to provide the Transition Services.
b.Salary: During the Advisor Period, you will receive a salary of $30,000 per month, less applicable deductions and withholdings, payable in accordance with the Company’s regular payroll practices.
c.Equity: Subject to approval by the Board or the Compensation Committee thereof, you will be granted an award of 17,000 restricted stock units under the Company’s 2019 Incentive Award Plan and customary form of award agreement thereunder, which shall vest in full on the Separation Date, subject to your continued employment through such date (the “Advisor RSUs”).
d.Benefits: During the Advisor Period, you will be eligible to participate in all employee benefit plans or programs of the Company consistent with such plans and programs of the Company. In addition, during the Advisor Period the Company agrees to reimburse all reasonable business expenses incurred by you consistent with the Company’s policies regarding reimbursement in the performance of your duties as Advisor.

e.Termination: Your employment with the Company will be “at will”, and either you or the Company may terminate your employment at any time for any reason, with or without cause. Notwithstanding the foregoing, in the event of your termination of employment as Advisor by the Company without Cause (as defined on Exhibit A) prior to the Separation Date but following July 12, 2024, (a) the Advisor RSUs will remain outstanding and eligible to vest on the Separation Date and (b) you will continue to serve as a member of the Board unless and until your service terminates.
2.Board Service. Following the Separation Date (or if earlier, the date of the termination of your employment by the Company without Cause), you will continue to serve as a member of the Board unless and until your service terminates. In exchange for (and subject to) your continued service as a director following such date, you will be eligible to receive compensation pursuant to the Funko, Inc. Non-Employee Director Compensation Policy (as in effect from time to time, the “Director Compensation Policy”); provided, that, for the avoidance of doubt, you will not be entitled to an Annual Award at the 2024 annual meeting of the Company’s stockholders or an Initial Award (each as defined in the Director Compensation Policy) under the Director Compensation Policy. So long as you continue to serve as a Board member, you shall be entitled to the Annual Awards granted to non-employee directors of the Board commencing as of the 2025 annual meeting of the Company’s stockholders.
This letter supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company (including, without limitation, that certain letter agreement entered into by and between you and the Company, dated as of July 13, 2023). The resolution of any disputes under this letter will be governed by the laws of the State of Washington. This letter may be amended only by a subsequent writing signed by both parties.
Please confirm your acceptance of this offer by signing below.

Sincerely Yours,

/s/ Cynthia Williams

Cynthia Williams
Chief Executive Officer

/s/ Mike Lunsford	7/17/2024
ACCEPTED BY: MIKE LUNSFORD	DATE